Consent of Independent Registered Public Accounting Firm

As independent public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 25, 2005 on the financial statements of the OPTI-flex DYNAMIC Fund (now known as the Illington OPTI-flex Dynamic Fund) as of December 31, 2004 and for the periods indicated therein and to the references to our firm under the heading “Financial Highlights” in the prospectus and under the heading “Independent Registered Public Accountants” in the Statement of Additional Information in this Post-Effective Amendment to The Illington Funds’ Registration Statement on Form N-1A.

/s/Cohen McCurdy, Ltd.

Westlake, Ohio

November 16, 2005